SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549




                              FORM 8-K/A

                            CURRENT REPORT




 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of Earliest Event Reported)  June 6, 1996





                              Cinergy Corp.
          (Exact Name of Registrant as Specified in its Charter)




   Delaware                      1-11377                 31-1385023
(State or other                (Commission             (IRS Employer
jurisdiction of                File Number)          Identification No.)
 incorporation)






              139 East Fourth Street, Cincinnati, Ohio  45202
            (Address of Principal Executive Offices)  (Zip Code)





   Registrant's Telephone Number, including area code  (513) 381-2000

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)   Financial statements of business acquired.

The required audited financial statements of Midlands Electricity plc (Midlands) for the most recent fiscal year, together with the report of the auditors, are included in Midlands' Annual Report and Accounts for the year ended 31 March 1996 attached hereto as Exhibit 99 and are incorporated herein by reference.

(b)   Pro forma financial information.

Description of the transaction

The following discussion describes the pro forma effects on the historical consolidated financial statements of Cinergy Corp. (Cinergy) of the acquisition of Midlands by Avon Energy Partners plc (Avon Energy), a joint venture between Cinergy and General Public Utilities Corporation
(GPU). The total consideration to be paid by Avon Energy is estimated to be approximately $2.6 billion. The funds for the acquisition will be obtained from Cinergy's and GPU's investment in Avon Energy of $500 million each, with the remainder being obtained by Avon Energy through the issuance of non-recourse debt. Cinergy will use debt to fund its entire investment in Avon Energy, which will be accounted for under the equity method of accounting.

A limited number of adjustments are required to reflect the pro forma effects of the transaction; therefore, as permitted by Article 11 of Regulation S-X, the information required herein is being furnished in a narrative format.

Periods presented

Unaudited pro forma income statement information is provided for the twelve months ended December 31, 1995, and for the three months ended March 31, 1996, as if the transaction had been consummated on January 1, 1995, and January 1, 1996, respectively. Unaudited pro forma balance sheet information is provided as of March 31, 1996, as if the transaction had been consummated on such date. Pro forma income statement adjustments related to Midlands for the year ended December 31, 1995, reflect the twelve months ended March 31, 1996, and for the quarter ended March 31, 1996, reflect the three months ended March 31, 1996. Consequently, the pro forma income statement adjustments for the three month period ended March 31, 1996, are reflected in both periods. Sales of electricity are affected by seasonal weather patterns, and, therefore, operating revenues and associated operating expenses are not distributed evenly during the year.

Effects of pro forma adjustments on Cinergy's statements of income

The pro forma items necessary to reflect the acquisition of Midlands on Cinergy's income statement encompass recognition of equity in the estimated earnings of Avon Energy, an adjustment for interest expense on debt associated with Cinergy's investment in Avon Energy, and related income taxes. The estimated earnings of Avon Energy include the historical earnings of Midlands adjusted for the effect of purchase accounting (including the amortization of goodwill), interest expense on debt issued by Avon Energy associated with the acquisition, and related income taxes. Cinergy's equity in the resulting earnings is 50%, the same as its ownership share of Avon Energy.

Midlands' earnings before nonrecurring items and taxes, on the basis of United Kingdom generally accepted accounting principles (GAAP), totaled pounds sterling 210 million ($331 million) for the twelve months ended March 31, 1996, and pounds sterling 63 million ($98 million) for the three months ended March 31, 1996. Based on a preliminary allocation of the purchase price, the estimated effect of purchase accounting by Avon Energy and conversion to United States GAAP results in a charge to earnings of $28 million (including $42 million for amortization of goodwill) and $6 million (including $10 million for amortization of goodwill) for the twelve months and three months ended March 31, 1996, respectively. Included in these amounts are approximately $24 million and $6 million, respectively, of reduced depreciation expense to convert Midlands' results to United States GAAP. Estimated interest expense on debt issued by Avon Energy in connection with the Midlands acquisition for the twelve months and three months ended March 31, 1996, equals $133 million and $32 million, respectively. (All dollar amounts have been converted using the average exchange rates for the twelve month period and three month period of $1.576/pound sterling and $1.538/pound sterling, respectively.)

The following table shows the effect of the aforementioned pro forma adjustments on Cinergy's net income and earnings per share.

                           Three Months Ended      Twelve Months Ended
                             March 31, 1996         December 31, 1995
                           Net        Earnings      Net        Earnings
                          Income     Per Share*    Income     Per Share*
                        (millions)               (millions)
                                          (unaudited)

Cinergy                   $110         $.70	        $347         $2.22
Pro forma adjustments:
  Equity in Earnings
    of Avon Energy          30                       85
  Interest expense          (9)                     (35)
  Income taxes              (8)                     (19)

Pro forma result          $123         $.78        $378         $2.41

  * Based on the average number of common shares outstanding of 157,675,000 and 156,620,000 for the three months ended March
    31, 1996, and twelve months ended December 31, 1995, respectively.

Effects of pro forma adjustments on Cinergy's balance sheet

The only pro forma adjustments needed to reflect the acquisition of Midlands on Cinergy's balance sheet are the incorporation of Cinergy's anticipated investment in Avon Energy of $500 million and inclusion of the associated long-term debt. There is no pro forma impact on common stock equity. At March 31, 1996, Cinergy's unaudited balance sheet reported total assets of $8,041 million, including other assets of $1,223 million, and long-term debt of $2,523 million - adjusting for Cinergy's estimated investment in Avon Energy, total assets would have been $8,541 million, including other assets of $1,723 million, and long-term debt would have been $3,023 million.

(c)   Exhibits.

The following exhibits are filed herewith:

  Exhibit
Designation                             Nature of Exhibit

    23                   Consent of Independent Public Accountants.

    99 Midlands' Annual Report and Accounts for the year ended 31 March 1996.

                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                 Cinergy Corp.
                                                 (Registrant)




Date:  August 6, 1996            By:        /s/ Charles J. Winger
                                               Charles J. Winger,
                                                  Comptroller
                                                  (Signature)